Exhibit 99.1

Date:	April 27, 2021	NEWS RELEASE

Hubbell Incorporated 40 Waterview Drive Shelton, CT 06484 475-882-4000

HUBBELL REPORTS FIRST QUARTER 2021
EARNINGS PER DILUTED SHARE OF $1.42 AND
ADJUSTED EARNINGS PER DILUTED SHARE OF $1.72
•Q1 net sales -1% (organic -4%)
•Q1 diluted EPS of $1.42; adjusted diluted EPS of $1.72
•Raise FY21 adjusted diluted EPS to $8.20-$8.60; reported diluted EPS of $6.80-$7.20
SHELTON, CT. (April 27, 2021) – Hubbell Incorporated (NYSE: HUBB) today reported operating results for the first quarter ended March 31, 2021.
"Hubbell achieved year-over-year earnings growth and adjusted operating margin expansion in the first quarter," said Gerben Bakker, President and Chief Executive Officer. "We continue to see improvement in demand across each of our end markets, reflected in sequential sales growth in the quarter, as well as strengthening orders across both segments. In Utility Solutions, renewables projects and grid modernization initiatives in electrical transmission and distribution markets continue to drive strong demand for T&D Components. While Communications & Controls deployments remained affected by project delays as a result of the COVID-19 pandemic, we saw significant order growth in AMI and meters during the first quarter, supporting our expectations for a return to growth over the balance of the full year. In Electrical Solutions, markets continue to steadily improve. Non-residential markets remained stable in the quarter, while light industrial verticals strengthened, driving increased demand for our Connectors & Grounding and Wiring Systems products."

“Operationally, our prior investments in restructuring initiatives are producing sustainable productivity savings and contributing to adjusted operating margin expansion. We also continue to actively manage our cost structure and benefited from lower year-over-year operating expenses in the quarter. While we achieved positive price realization in the quarter, these tailwinds were more than offset by inflationary pressures in commodities and freight."

Mr. Bakker concluded, “Looking ahead, we are confident that our markets are rebounding and that Hubbell is successfully positioned to benefit from near-term economic recovery, as well as long-term electrification and grid modernization megatrends. While we expect inflationary pressures to persist, we have already taken significant pricing and productivity actions, with further initiatives set to be implemented. We also continue to actively manage our cost structure to drive operational efficiencies while ensuring Hubbell's continued ability to provide our customers with safe, reliable and efficient critical infrastructure solutions."
Certain terms used in this release, including "Net debt", "Free Cash Flow", "Organic net sales", "Organic growth", "Restructuring-related costs", "EBITDA", and certain "adjusted" measures, are defined under the section entitled "Non-GAAP Definitions." See page 8 for more information.

FIRST QUARTER FINANCIAL HIGHLIGHTS
The comments and year-over-year comparisons in this segment review are based on first quarter results in 2021 and 2020.
Electrical Solutions segment net sales in the first quarter of 2021 was $546 million compared to $564 million reported in the first quarter of 2020. Organic sales declined 4% in the quarter while acquisitions contributed 1%. Operating income was $53.0 million, or 9.7% of net sales, compared to $52.5 million, or 9.3% of net sales in the same period of 2020. Adjusted operating income was $57.2 million, or 10.5% of net sales, in the first quarter of 2021 as compared to $57.3 million, or 10.2% of net sales in the same period of the prior year. Expanding operating margins were driven primarily by lower operating expenses and restructuring benefits, partially offset by lower volumes and headwinds from price/cost.
Utility Solutions segment net sales in the first quarter of 2021 increased 1.1% to $532 million compared to $527 million reported in the first quarter of 2020. Organic sales declined 4% in the quarter, with acquisitions contributing approximately 5% growth. Foreign exchange was a modest headwind. Utility T&D Components sales increased approximately 6% and Utility Communications and Controls sales declined by approximately 8%. Operating income was $65 million, or 12.1% of net sales, compared to $66 million, or 12.6% of net sales in the same period of 2020. Adjusted operating income was $83 million, or 15.5% of net sales, in the first quarter of 2021 as compared to $81 million, or 15.4% of net sales in the same period of the prior year. Increases in adjusted operating income and operating margin were primarily due to lower operating expenses, partially offset by lower organic volumes and headwinds from price/cost. Acquisitions contributed to increased operating profit in the quarter.
Adjusted first quarter 2021 results exclude $0.30 of amortization of acquisition-related intangible assets. Adjusted first quarter 2020 results exclude $0.27 of amortization of acquisition-related intangible assets.
Net cash provided by operating activities was $59 million in the first quarter of 2021 versus $108 million in the comparable period of 2020. Free cash flow was $39 million in the first quarter of 2021 versus $91 million reported in the comparable period of 2020 as the Company built working capital to serve strengthening market demand.

SUMMARY & OUTLOOK
For the full year 2021, Hubbell anticipates sales growth of 8-10%, consisting of 5-7% organic growth and approximately 3% growth from acquisitions. By end market, the Company expects growth of 3-5% in Utility T&D Components, 4-6% in Utility Communications and Controls, 4-6% in Industrial, 3-5% in Residential, and (1-3%) in Non-Residential.
Hubbell anticipates 2021 earnings per diluted share in the range of $6.80-$7.20 and anticipates adjusted diluted earnings per share ("Adjusted EPS") in the range of $8.20-$8.60. Adjusted EPS excludes amortization of acquisition-related intangible assets, which the Company expects to be approximately $1.15 for the full year. Adjusted EPS also excludes a loss on the early extinguishment of debt from the 2022 Notes that were redeemed by the Company on April 2, 2021. The Company believes Adjusted EPS is a useful measure of underlying performance in light of our acquisition strategy.
The earnings per share and adjusted earnings per share ranges are based on an adjusted tax rate of 22-23% and continue to include approximately $0.30 per share of anticipated restructuring and related investment. The ranges also incorporate the impact of acquisitions, which we continue to anticipate adding approximately $0.25 to full year adjusted earnings. We continue to expect full year 2021 free cash flow conversion of approximately 110% on adjusted net income.
As previously announced, the Company successfully priced an offering of $300 million aggregate principal amount of 2.300% senior notes maturing in 2031. Net proceeds from the offering, together with cash on hand, were used to redeem in full all of the Company's outstanding 3.625% senior notes due 2022 in an aggregate principal amount of $300 million. Mr. Bakker commented, "This successful refinancing further bolsters our strong liquidity position, and enables Hubbell to continue investing in attractive growth opportunities to better serve our customers and add value for our shareholders."

CONFERENCE CALL
Hubbell will conduct an earnings conference call to discuss its first quarter 2021 financial results today, April 27, 2021 at 10:00 a.m. ET. A live audio of the conference call will be available and can be accessed by visiting Hubbell's "Investor Relations - Events/Presentations" section of www.hubbell.com. Audio replays of the recorded conference call will be available after the call and can be accessed two hours after the conclusion of the original conference call by calling (855) 859-2056 and using passcode 9246149. The replay will remain available until May 26, 2021 at 11:59 p.m. ET. Audio replays will also be available at the conclusion of the call by visiting www.hubbell.com and selecting "Investors" from the options at the bottom of the page and then "Events/Presentations" from the drop-down menu.

FORWARD-LOOKING STATEMENTS
Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about expectations regarding our financial results, condition and outlook, anticipated end markets, near-term volume, continued opportunity for operational improvement, our ability to drive consistent and differentiated performance, the impact of our high quality portfolio of electrical solutions and utility solutions with strong brand value and best in class reliability, and anticipated effects of the COVID-19 pandemic and the responses thereto, including the pandemic’s impact on general economic and market conditions, as well as on our business, customers, end markets, results of operations and financial condition and anticipated actions to be taken by management to sustain the Company during the economic uncertainty caused by the pandemic and related governmental and business actions, and our projected financial results set forth in “Summary & Outlook” above, as well as other statements that are not strictly historic in nature. In addition, all statements regarding anticipated growth, changes in operating results, market conditions and economic conditions are forward-looking, including those regarding the adverse impact of the COVID-19 pandemic on the Company’s end markets. These statements may be identified by the use of forward-looking words or phrases such as “believe”, “expect”, “anticipate”, “plan”, “estimated”, “target”, “should”, “could”, “may”, "subject to", “continues”, “growing”, “projected”, “if”, “potential”, “will likely be”, and similar words and phrases. Such forward-looking statements are based on our current expectations and involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or the Company’s achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: The scope and duration of the COVID-19 pandemic and its impact on global economic systems, our employees, sites, operations, customers, and supply chain; the outcome of contingencies or costs compared to amounts provided for such contingencies, including those with respect to pension withdrawal liabilities; achieving sales levels to meet revenue expectations; unexpected costs or charges, certain of which may be outside the Company’s control; the effects of tariffs and other trade actions taken by the U.S. and other countries; changes in demand for our products, as well as product sales prices and material costs; expected benefits of productivity improvements and cost reduction actions; effects of unfavorable foreign currency exchange rates; the impact of U.S. tax reform legislation; general economic and business conditions; the impact of and the ability to complete and integrate strategic acquisitions; the impact of certain divestitures; the ability to effectively develop and introduce new products, expand into new markets and deploy capital; and other factors described in our Securities and Exchange Commission filings, including the "Business", "Risk Factors", and "Quantitative and Qualitative Disclosures about Market Risk" Sections in the Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Reports on Form 10-Q.

About the Company
Hubbell Incorporated is a global manufacturer of quality electrical products and utility solutions for a broad range of applications in the Electrical Solutions and Utility Solutions segments. With 2020 revenues of $4.2 billion, Hubbell Incorporated operates manufacturing facilities in the United States and around the world. The corporate headquarters is located in Shelton, CT.

Contact:

Dan Innamorato
Hubbell Incorporated
40 Waterview Drive
P.O. Box 1000
Shelton, CT 06484
(475) 882-4000

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NON-GAAP DEFINITIONS
References to "adjusted" operating measures exclude the impact of certain costs, gains or losses. Management believes these adjusted operating measures provide useful information regarding our underlying performance from period to period and an understanding of our results of operations without regard to items we do not consider a component of our core operating performance. Adjusted operating measures are non-GAAP measures, and include adjusted operating income, adjusted operating margin, adjusted net income, adjusted net income available to common shareholders, adjusted net income attributable to Hubbell, adjusted earnings per diluted share, and adjusted EBITDA. These non-GAAP measures exclude, where applicable:
•Amortization of all intangible assets associated with our business acquisitions, including inventory step-up amortization associated with those acquisitions. The intangible assets associated with our business acquisitions arise from the allocation of the purchase price using the acquisition method of accounting in accordance with Accounting Standards Codification 805, “Business Combinations.” These assets consist primarily of customer relationships, developed technology, trademarks and tradenames, and patents, as reported in Note 6—Goodwill and Other Intangible Assets, under the heading “Total Definite-Lived Intangibles,” within the Company’s audited consolidated financial statements set forth in its Annual Report on Form 10-K for Fiscal Year Ended December 31, 2020. The Company excludes these non-cash expenses because we believe it (i) enhances management’s and investors’ ability to analyze underlying business performance, (ii) facilitates comparisons of our financial results over multiple periods, and (iii) provides more relevant comparisons of our results with the results of other companies as the amortization expense associated with these assets may fluctuate significantly from period to period based on the timing, size, nature, and number of acquisitions. Although we exclude amortization of these acquired intangible assets and inventory step-up from our non-GAAP results, we believe that it is important for investors to understand that revenue generated, in part, from such intangibles is included within revenue in determining adjusted net income attributable to Hubbell Incorporated.
•Income tax effects of the above adjustments which are calculated using the statutory tax rate, taking into consideration the nature of the item and the relevant taxing jurisdiction, unless otherwise noted.

Adjusted EBITDA is a non-GAAP measure that excludes the items noted above and also excludes the Other income (expense), net, Interest expense, net, and Provision for income taxes captions of the Condensed Consolidated Statement of Income, as well as depreciation and amortization expense.
Net debt (defined as total debt less cash and investments) to total capital is a non-GAAP measure that we believe is a useful measure for evaluating the Company's financial leverage and the ability to meet its funding needs.

Free cash flow is a non-GAAP measure that we believe provides useful information regarding the Company's ability to generate cash without reliance on external financing. In addition, management uses free cash flow to evaluate the resources available for investments in the business, strategic acquisitions and further strengthening the balance sheet.
In connection with our restructuring and related actions we have incurred restructuring costs as defined by U.S. GAAP, which are primarily severance and employee benefits, asset impairments, accelerated depreciation, as well as facility closure, contract termination and certain pension costs that are directly related to restructuring actions. We also incur restructuring-related costs, which are costs associated with our business transformation initiatives, including the consolidation of back-office functions and streamlining our processes, and certain other costs and gains associated with restructuring actions. We refer to these costs on a combined basis as "restructuring and related costs", which is a non-GAAP measure.
Organic net sales, a non-GAAP measure, represent net sales according to U.S. GAAP, less net sales from acquisitions and divestitures during the first twelve months of ownership or divestiture, respectively, less the effect of fluctuations in net sales from foreign currency exchange. The period-over-period effect of fluctuations in net sales from foreign currency exchange is calculated as the difference between local currency net sales of the prior period translated at the current period exchange rate as compared to the same local currency net sales translated at the prior period exchange rate. We believe this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, as these activities can obscure underlying trends. When comparing net sales growth between periods excluding the effects of acquisitions, business dispositions and currency exchange rates, those effects are different when comparing results for different periods. For example, because net sales from acquisitions are considered inorganic from the date we complete an acquisition through the end of the first year following the acquisition, net sales from such acquisition are reflected as organic net sales thereafter.

There are limitations to the use of non-GAAP measures. Non-GAAP measures do not present complete financial results. We compensate for this limitation by providing a reconciliation between our non-GAAP financial measures and the respective most directly comparable financial measure calculated and presented in accordance with GAAP. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These financial measures should not be considered in isolation from, as substitutes for, or alternative measures of, reported GAAP financial results, and should be viewed in conjunction with the most comparable GAAP financial measures and the provided reconciliations thereto. We believe, however, that these non-GAAP financial measures, when viewed together with our GAAP results and related reconciliations, provide a more complete understanding of our business. We strongly encourage investors to review our consolidated financial statements and publicly filed reports in their entirety and not rely on any single financial measure.
Reconciliations of each of these non-GAAP measures to the most directly comparable GAAP measure can be found in the tables below.
RECAST SEGMENT INFORMATION

As previously disclosed, beginning in the first quarter of 2021, the Company is reporting the results of its Gas Connectors and Accessories business as part of the Utility Solutions segment. This realignment has no impact on the Company's historical consolidated financial position, results of operations or cash flows. The historical segment information has been recast to conform to the new reporting structure. The recast financial information does not represent a restatement of previously issued financial statements.

HUBBELL INCORPORATED
Condensed Consolidated Statement of Income
(unaudited)
(in millions, except per share amounts)

	Three Months Ended March 31,
	2021	2020
Net sales	$1,078.4	$1,090.3
Cost of goods sold	788.6	776.8
Gross profit	289.8	313.5
Selling & administrative expenses	172.2	194.7
Operating income	117.6	118.8
Operating income as a % of Net sales	10.9%	10.9%
Interest expense, net	(15.2)	(15.1)
Other income (expense), net	(0.9)	(3.8)
Total other expense, net	(16.1)	(18.9)
Income before income taxes	101.5	99.9
Provision for income taxes	22.4	24.2
Net income	79.1	75.7
Less: Net income attributable to noncontrolling interest	1.4	0.7
Net income attributable to Hubbell Incorporated	$77.7	$75.0
Earnings Per Share:
Basic	$1.43	$1.38
Diluted	$1.42	$1.37
Cash dividends per common share	$0.98	$0.91

HUBBELL INCORPORATED
Condensed Consolidated Balance Sheet
(unaudited)
(in millions)

	March 31, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$433.8	$259.6
Short-term investments	10.2	9.3
Accounts receivable (net of allowances of $11.7 and $12.5)	703.1	634.7
Inventories, net	616.4	607.3
Other current assets	64.0	76.7
TOTAL CURRENT ASSETS	1,827.5	1,587.6
Property, plant and equipment, net	516.7	519.2
Investments	69.6	71.1
Goodwill	1,924.4	1,923.3
Other intangible assets, net	786.0	810.6
Other long-term assets	168.7	173.3
TOTAL ASSETS	$5,292.9	$5,085.1
LIABILITIES AND EQUITY
Short-term debt and current portion of long-term debt	$360.8	$153.1
Accounts payable	421.3	378.0
Accrued salaries, wages and employee benefits	63.9	91.5
Accrued insurance	77.8	71.6
Other accrued liabilities	224.9	254.0
TOTAL CURRENT LIABILITIES	1,148.7	948.2
Long-term debt	1,433.7	1,436.9
Other non-current liabilities	612.5	614.6
TOTAL LIABILITIES	3,194.9	2,999.7
Hubbell Incorporated Shareholders’ Equity	2,082.7	2,070.0
Noncontrolling interest	15.3	15.4
TOTAL EQUITY	2,098.0	2,085.4
TOTAL LIABILITIES AND EQUITY	$5,292.9	$5,085.1

HUBBELL INCORPORATED
Condensed Consolidated Statement of Cash Flows
(unaudited)
(in millions)

	Three Months Ended March 31,
	2021	2020
Cash Flows From Operating Activities
Net income attributable to Hubbell Incorporated	$77.7	$75.0
Depreciation and amortization	42.6	38.9
Stock-based compensation expense	9.5	11.6
Provision for bad debt expense	(0.5)	5.3
Deferred income taxes	1.7	1.6
Accounts receivable, net	(68.2)	(36.8)
Inventories, net	(12.1)	32.7
Accounts payable	45.2	15.2
Current liabilities	(48.3)	(48.8)
Contributions to defined benefit pension plans	(0.1)	(0.1)
Other, net	11.4	13.8
Net cash provided by operating activities	58.9	108.4
Cash Flows From Investing Activities
Capital expenditures	(19.6)	(17.8)
Acquisition of businesses, net of cash acquired	0.1	(2.1)
Net change in investments	(1.1)	1.8
Other, net	5.3	2.5
Net cash used in investing activities	(15.3)	(15.6)
Cash Flows From Financing Activities
Long-term debt issuance (repayment), net	298.7	93.7
Short-term debt borrowings (repayments), net	(91.6)	38.1
Payment of dividends	(53.2)	(49.5)
Repurchase of common stock	(10.0)	(41.3)
Other, net	(11.5)	(5.3)
Net cash (used) provided by financing activities	132.4	35.7
Effect of exchange rate changes on cash and cash equivalents	(1.8)	(10.5)
Increase in cash and cash equivalents	174.2	118.0
Cash and cash equivalents
Beginning of period	259.6	182.0
End of period	$433.8	$300.0

HUBBELL INCORPORATED
Earnings Per Share
(unaudited)
(in millions, except per share amounts)

	Three Months Ended March 31,
	2021	2020	Change
Net income attributable to Hubbell (GAAP measure)	$77.7	$75.0	4%
Amortization of acquisition-related intangible assets	22.2	19.5
Subtotal	$99.9	$94.5
Income tax effects	5.5	4.9
Adjusted Net Income	$94.4	$89.6	5%

Numerator:
Net income attributable to Hubbell (GAAP measure)	$77.7	$75.0
Less: Earnings allocated to participating securities	(0.3)	(0.3)
Net income available to common shareholders (GAAP measure) [a]	$77.4	$74.7	4%

Adjusted Net Income	$94.4	$89.6
Less: Earnings allocated to participating securities	(0.3)	(0.3)
Adjusted net income available to common shareholders [b]	$94.1	$89.3	5%

Denominator:
Average number of common shares outstanding [c]	54.2	54.3
Potential dilutive shares	0.5	0.3
Average number of diluted shares outstanding [d]	54.7	54.6

Earnings per share (GAAP measure):
Basic [a] / [c]	$1.43	$1.38
Diluted [a] / [d]	$1.42	$1.37	4%

Adjusted earnings per diluted share [b] / [d]	$1.72	$1.64	5%

HUBBELL INCORPORATED
Segment Information
(unaudited)
(in millions)

Hubbell Incorporated	Three Months Ended March 31,
	2021	2020	Change
Net Sales [a]	$1,078.4	$1,090.3	(1)%

Operating Income
GAAP measure [b]	$117.6	$118.8	(1)%
Amortization of acquisition-related intangible assets	22.2	19.5
Adjusted operating income [c]	$139.8	$138.3	1%

Operating margin
GAAP measure [b] / [a]	10.9%	10.9%	— bps
Adjusted operating margin [c] / [a]	13.0%	12.7%	+30 bps

Electrical Solutions	Three Months Ended March 31,
	2021	2020	Change
Net Sales [a]	$546.2	$563.7	(3)%

Operating Income
GAAP measure [b]	$53.0	$52.5	1%
Amortization of acquisition-related intangible assets	4.2	4.8
Adjusted operating income [c]	$57.2	$57.3	—%

Operating margin
GAAP measure [b] / [a]	9.7%	9.3%	+40 bps
Adjusted operating margin [c] / [a]	10.5%	10.2%	+30 bps

Utility Solutions	Three Months Ended March 31,
	2021	2020	Change
Net Sales [a]	$532.2	$526.6	1%

Operating Income
GAAP measure [b]	$64.6	$66.3	(3)%
Amortization of acquisition-related intangible assets	18.0	14.7
Adjusted operating income [c]	$82.6	$81.0	2%

Operating margin
GAAP measure [b] / [a]	12.1%	12.6%	-50 bps
Adjusted operating margin [c] / [a]	15.5%	15.4%	+10 bps

HUBBELL INCORPORATED
Organic Net Sales Growth
(unaudited)
(in millions and percentage change)

Hubbell Incorporated	Three Months Ended March 31,
	2021	Inc/(Dec)%	2020	Inc/(Dec)%
Net sales growth (GAAP measure)	$(11.9)	(1.1)	$3.0	0.3
Impact of acquisitions	32.9	3.0	11.0	1.0
Impact of divestitures	—	—	(9.5)	(0.9)
Foreign currency exchange	1.0	0.1	(1.0)	—
Organic net sales growth (decline)	$(45.8)	(4.2)	$2.5	0.2

Electrical Solutions	Three Months Ended March 31,
	2021	Inc/(Dec)%	2020	Inc/(Dec)%
Net sales growth (GAAP measure)	$(17.5)	(3.1)	$(16.3)	(2.8)
Impact of acquisitions	5.7	1.0	3.5	0.6
Impact of divestitures	—	—	(9.5)	(1.6)
Foreign currency exchange	2.0	0.4	0.2	—
Organic net sales growth (decline)	$(25.2)	(4.5)	$(10.5)	(1.8)

Utility Solutions	Three Months Ended March 31,
	2021	Inc/(Dec)%	2020	Inc/(Dec)%
Net sales growth (GAAP measure)	$5.6	1.1	$19.3	3.8
Impact of acquisitions	27.2	5.2	7.5	1.5
Impact of divestitures	—	—	—	—
Foreign currency exchange	(1.0)	(0.2)	(1.2)	(0.2)
Organic net sales growth (decline)	$(20.6)	(3.9)	$13.0	2.5

HUBBELL INCORPORATED
Adjusted EBITDA
(unaudited)
(in millions)

	Three Months Ended March 31,
	2021	2020	Change
Net income	$79.1	$75.7	4%
Provision for income taxes	22.4	24.2
Interest expense, net	15.2	15.1
Other expense, net	0.9	3.8
Depreciation and amortization	42.6	38.9
Subtotal	81.1	82.0
Adjusted EBITDA	$160.2	$157.7	2%

HUBBELL INCORPORATED
Restructuring and Related Costs Included in Consolidated Results
(unaudited)
(in millions, except per share amounts)

	Three Months Ended March 31,
	2021	2020	2021	2020	2021	2020
	Costs of goods sold		S&A expense		Total
Restructuring costs	$0.8	$3.0	$(0.2)	$0.5	$0.6	$3.5
Restructuring related costs (benefit)	3.1	1.0	(2.9)	1.1	0.2	2.1
Restructuring and related costs (non-GAAP measure)	$3.9	$4.0	$(3.1)	$1.6	$0.8	$5.6

	Three Months Ended March 31,
	2021	2020
Restructuring and related costs included in Cost of goods sold
Electrical Solutions	$3.6	$1.1
Utility Solutions	0.3	2.9
Total	$3.9	$4.0
Restructuring and related costs included in Selling & administrative expenses
Electrical Solutions	$(3.2)	$1.2
Utility Solutions	0.1	0.4
Total	$(3.1)	$1.6

Impact on income before income taxes	$0.8	$5.6
Impact on Net income available to Hubbell common shareholders	0.6	4.3
Impact on Diluted earnings per share	$0.01	$0.08

HUBBELL INCORPORATED
Additional Non-GAAP Financial Measures
(unaudited)
(in millions)
Ratios of Total Debt to Total Capital and Net Debt to Total Capital

	March 31, 2021	December 31, 2020
Total Debt	$1,794.5	$1,590.0
Total Hubbell Shareholders’ Equity	2,082.7	2,070.0
Total Capital	$3,877.2	$3,660.0
Total Debt to Total Capital	46%	43%
Less: Cash and Investments	$513.6	$340.0
Net Debt	$1,280.9	$1,250.0
Net Debt to Total Capital	33%	34%

Free Cash Flow Reconciliation

	Three Months Ended March 31,
	2021	2020
Net cash provided by operating activities	$58.9	$108.4
Less: Capital expenditures	(19.6)	(17.8)
Free cash flow	$39.3	$90.6